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                                                                     Exhibit 2.1

                                    AGREEMENT


      Agreement dated effective as of July 26, 2000 by and between Politics.com, Inc., a Delaware corporation (the "Company"), Medinex Systems, Inc., a Delaware corporation (f/k/a Netivation.com, Inc.) ("Medinex"), and, with respect to
Section 1.7 of the Agreement, Howard R. Baer and Kevin C. Baer (collectively hereinafter referred to as "Baer").

                                    RECITALS

                  1. In order to acquire from Medinex certain assets related to its internet public policy and its political business ("Assets"), the Company entered into that certain Asset Purchase Agreement dated July 14, 2000 ("Purchase Agreement"), in connection with which, the Company agreed to issue to Medinex 40,100,000 shares of the Company's Common Stock. The transaction contemplated by the Purchase Agreement is hereinafter sometimes referred to as the "Transaction." The Company and Medinex desire to void the Transaction ab initio (that is, at its inception), with the effect that Medinex is the owner of the Assets and the shares of the Company's Common Stock issuable in the Transaction are restored to the status of authorized but unissued shares of the Company.

                  2. The Company, Medinex and Baer desire to exchange mutual general releases in order to restore the parties to their respective positions immediately prior to the execution and delivery of the Purchase Agreement.

                  3. In connection with the transaction contemplated by this Agreement, Medinex will pay at closing $52,217 to the Company and $75,000 to the law firm of Brown Rudnick Freed & Gesmer. Further, the Company will share with Medinex fifty (50%) percent of the amount by which the net proceeds from the sale of the Website (defined below) exceed five hundred thousand dollars ($500,000).

                  4. The Company desires that Medinex host and provide basic maintenance to the Company's URL "Politics.com" and the related technology and content (the "Website"), for a period of up to six (6) months, and Medinex is willing to host and provide such basic maintenance to the Website.

                  5. The consideration being exchanged by the parties is intended to defray the costs the parties incurred in connection with the Transaction.

                     NOW THEREFORE, IT IS AGREED AS FOLLOWS:

                                    AGREEMENT

                  1.1 VOIDING OF TRANSACTION. The Company and Medinex agree that the Transaction is void ab initio (that is, at its inception), with the effect that Medinex remains the owner of all of the Assets and the shares of the Company's Common Stock are restored to the status of authorized but unissued shares. The Purchase Agreement and all related documents and all documents delivered in connection therewith are hereby terminated ab initio and are of no force or effect whatsoever.

                  1.2 LIABILITIES ASSUMED. In order to restore the parties to their respective positions immediately prior to the execution of the Purchase Agreement, Medinex hereby assumes all liabilities of the Company incurred after July 26, 2000 until the Closing (defined below) (except for legal fees and expenses incurred by the Company in connection with the transaction contemplated hereby), and Medinex shall indemnify and hold the Company harmless from and against any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys fees) arising out of any such assumed liabilities and the activities of the Company during such period. The Company shall indemnify and hold Medinex harmless from and against any and all claims, damages, liabilities, costs and expenses (including reasonable attorney's fees), arising out of the Company's activities following the Closing.

                  1.3 PAYMENTS AT CLOSING. At the Closing, Medinex shall make the following payments by wire transfer: (1) fifty two thousand two hundred and seventeen dollars ($52,217) shall be wire transferred to the Company and (2) seventy five thousand dollars ($75,000) shall be wire transferred to the law firm of Brown Rudnick Freed & Gesmer. The Company will issue Medinex 100,000 shares of Common Stock of the Company at


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the Closing. These payments and stock issuances are intended to defray costs incurred by the Company and Medinex in connection with the Transaction.

                  1.4 HOSTING OF WEBSITE. For no additional consideration, Medinex shall, for a period of up to six months, host and provide a reasonable level of basic maintenance of the Website.

                  1.5 SALE OF WEBSITE. In order to defray costs incurred by Medinex in connection with the Transaction, at such time as the Company sells the Website (or any part thereof), the Company shall pay to Medinex an amount equal to fifty (50%) percent of the amount, if any, by which the net proceeds received from the sale of the Website exceed five hundred thousand dollars ($500,000). Any amount payable to Medinex hereunder shall be paid when and as received by the Company. "Net proceeds" for the purposes of this paragraph means the proceeds from the sale of the Website, less any expenses incurred by the Company in connection with such sale, including, but not limited to, selling commissions. Medinex and the Company shall use their best efforts to promote the sale of the Website.

                  1.6 CLOSING. The transaction contemplated by this Agreement shall be closed on or before October 10, or at such other time as the parties may agree in writing (the "Closing" or the "Closing Date").

                  1.7 MUTUAL GENERAL RELEASE. Baer and the Company hereby fully, forever, irrevocably and unconditionally release, remise and discharge Medinex and its officers, directors, stockholders, corporate affiliates, attorneys, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys fees and costs), of every kind and nature which any of them ever had or now have against Medinex or its officers, directors, stockholders, corporate affiliates, attorneys, agents and employees (including, but not limited to, all claims arising out of the Transaction and the voiding thereof).

         Medinex hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Baer and the Company, and its officers, directors, stockholders, corporate affiliates, attorneys, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys fees and costs), of every kind and nature which it ever had or now has against Baer, the Company or any of its officers, directors, stockholders, corporate affiliates, attorneys, agents and employees (including, but not limited to, all claims arising out of the Transaction and the voiding thereof).

                  1.8 RESIGNATION OF OFFICERS AND DIRECTORS. At the Closing, the Company shall deliver a certified copy of a written consent of the Board of Directors of the Company authorizing the transaction contemplated by this Agreement and removing without cause all of the officers of the Company and resignations of Tony Paquin and Glen Hughlette as directors of the Company. The Company shall at the Closing return all corporate records of the Company delivered in connection with the Transaction to the law firm of Brown Rudnick Freed & Gesmer. Medinex shall deliver at the Closing certified copies of minutes or written consents of its Board of Directors authorizing the transactions contemplated by this Agreement.

                  1.9 PIGGYBACK REGISTRATION RIGHTS. If the Company after the Closing files a registration statement under the Securities Act of 1933, as amended (other than on Form S-8 or S-4 or any successor forms), then the Company shall notify Medinex of such registration and, if Medinex so requests, include on such registration statement the 100,000 shares of the Company's Common Stock received by Medinex hereunder, unless any underwriter of the offering being registered under such registration statement shall determine that it is not in the best interest of the Company to include such shares of Common Stock on such registration statement, in which case such shares may be excluded from such registration statement. In addition, as a condition of including such shares of Common Stock on any such registration statement, Medinex shall, if required by any such underwriter, agree to "lock-up" such shares of common stock for such period as such underwriter may require, not to exceed one year. The Company shall bear the cost of any such registration, excluding any legal fees and expenses of Medinex and any underwriting discounts and commissions incurred in connection with the sale of Medinex's shares of the Company's Common Stock.

                  1.10 EXPENSES OF THIS TRANSACTION. Each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

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                  1.11 CORPORATE APPROVALS. The transactions contemplated by this Agreement are subject to final approval of the respective Boards of Directors of the Company and Medinex.

                  1.12 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supercedes all prior agreements, understandings, and arrangements, whether oral or written.

                  1.13 AMENDMENT. This agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

                  1.14 NOTICES. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or two days after being mailed by certified or registered mail, return receipt requested, with postage prepaid:


        If to Medinex, to:        Medinex Systems, Inc.
                                  806 Clearwater Loop, Suite N
                                  Post Falls, ID 83854

        with copy to:             Mark Ellison, Esq.
                                  Moffatt, Thomas, Barrett, Rock & Fields, Chtd.
                                  101 S. Capital Blvd., 10th Floor
                                  Post Office Box 829
                                  Boise, ID  83701-0829

or to such other person or address as Medinex furnishes to the Company pursuant to the above.

        If to the Company, to:    Politics.com, Inc.
                                  2530 So. Rural Road
                                  Tempe, AZ  85282

        with copy to:             John G. Nossiff, Jr., Esq.
                                  Brown Rudnick Freed & Gesmer
                                  One Financial Center
                                  Boston, MA  02111

or to such person or address as the Company furnishes to Medinex pursuant to the above.

                  1.15 FURTHER ACTION, COUNTERPARTS, SAVINGS CLAUSE. The parties hereto shall execute and deliver all documents, provide all information, and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement which is to restore the parties to substantially the position each occupied immediately prior to the execution of the Purchase Agreement. This Agreement may be executed in several counterparts and transmitted by facsimile and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

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         IN WITNESS WHEREOF, the undersigned have executed this Agreement the date and year set forth above.


                                  Politics.com, Inc., a Delaware corporation


                                  /s/ Glen Hughlette
                                  ----------------------------------------------
                                  By:  Glen Hughlette, President



                                  Medinex Systems, Inc., a Delaware corporation


                                  /s/ Anthony J. Paquin
                                  ----------------------------------------------
                                  By:  Anthony J. Paquin, President and
                                       Chief Executive Officer



                                  /s/ Howard R. Baer
                                  ----------------------------------------------
                                  Howard R. Baer, individually, but only with
                                  respect to Section 1.7 of this Agreement



                                  /s/ Kevin C. Baer
                                  ----------------------------------------------
                                  Kevin C. Baer, individually, but only with
                                  respect to Section 1.7 of this Agreement